                 KLENDA, MITCHELL, AUSTERMAN & ZUERCHER, L.L.C.

Alexander B. Mitchell, II          Attorneys At Law               Geoffrey B. Amend
Gary M. Austerman                  1600 Epic Center               Jennifer L. Grier
Michael R. Biggs                      301 N. Main                Deborah L. Mahoney +
Alan D. Herman                Wichita, Kansas 67202-4888           Mary T. Malicoat +
John V. Wachtel, IV                                               Daniel C. Schulte +
J. Michael Morris                     Telephone                      Todd E. Shadid
David D. Broomfield                (316) 267-0331                       -------------
Jeffrey D. Peier                                                         Of Counsel
Ron D. Beal                         Telefacsimile          Vincent L. Bogart, Chtd.
Scott A. Eads                      (316) 267-0333                Patricia J. Coffey + +
+ Mark J. Lazzo                                                      Ronald M. Gott
John B. Gilliam                                                   Bruce W. Zuercher +
Gregory B. Klenda                                                       -------------
Christopher A. McElgunn                                      L. D. Klenda (1937-1996)
Robert D. Wiechman, Jr.                                                 -------------

                                     November 1, 1996

                                                          + licensed also in Missouri
                                                         ++ licensed also in Colorado


Sterling House Corporation
453 South Webb Road, Suite 500
Wichita, Kansas 67207

     Re:  $35,000,000 Aggregate Principal Amount of
          6.75% Convertible Subordinated Debentures due 2006; 1,561,106 Shares of Common Stock

Ladies and Gentlemen:

     At your request, we have examined the registration statement on Form S-3 (the "Registration Statement") being filed by you today with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, of $35,000,000 aggregate principal amount of 6.75% Convertible Subordinated Debentures due 2006 (the "Debentures") and 1,561,106 shares of common stock, no par value per share, issuable upon conversion of the Debentures (the "Common Stock"). The Common Stock and the Debentures are referred to herein as the "Securities." We also have examined the form of indenture entered into by Sterling House Corporation (the "Company") and Fleet National Bank, as Trustee, relating to the Debentures (the "Indenture").

     In our capacity as your counsel in connection with such registration, we are familiar with the corporate proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for the purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

November 1, 1996
Page 2

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Debentures have been duly authorized by the Company and constitute legally valid and binding obligations of the Company.

     The opinion rendered above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) public policies applied by courts which may limit any right or obligation thereunder; and (iv) whether acceleration of the payment of the Debentures may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

     To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume and you have permitted us to so assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.

                             /s/ Klenda, Mitchell, Austerman & Zuercher, L.L.C.
                             --------------------------------------------------
                                 Klenda, Mitchell, Austerman & Zuercher, L.L.C.